Exhibit 10(xxix)

AMENDMENT NO. 3
TO THE NACCO INDUSTRIES, INC.
UNFUNDED BENEFIT PLAN
(Effective September 1, 2000)

     NACCO Industries, Inc. hereby adopts this Amendment No. 3 to the NACCO Industries, Inc. Unfunded Benefit Plan (Effective September 1, 2000) (the “Plan”), to be effective as of January 1, 2003. Words used herein with initial capital letters which are defined in the Plan are used herein as so defined.

Section 1

     Section 2.2 of the Plan is hereby amended in its entirety to read as follows:

     “SECTION 2.2. (a) ROTCE means the Company’s consolidated return on total capital employed (excluding NMHG Retail-Europe) for the applicable time period calculated as follows:

Earnings Before Interest After-Tax (after NMHG Retail-Europe Adjustments and Project Mining Subsidiaries Adjustments)

divided by

Total Capital Employed (after NMHG Retail-Europe Adjustments and Project Mining Subsidiaries Adjustments)

(b)	For purposes hereof, the following terms shall have the following meanings:

(i) “Earnings Before Interest After-Tax “ is defined as the sum of (A) consolidated net income for the Company for the subject year before extraordinary items and cumulative effect of accounting changes as defined by US generally accepted accounting principles (“GAAP”) plus (B) After-Tax Consolidated Interest Expense;

(ii) “After Tax Consolidated Interest Expense” is defined as Consolidated Interest Expense multiplied by (1 minus the marginal tax rate). The marginal tax rate is defined as the tax rate applicable to an incremental amount of income related to federal, state and foreign income taxes;

(iii) “Consolidated Interest Expense” is defined as consolidated interest expense as defined by US GAAP;

(iv) “Total Capital Employed” is defined as the sum of (A) average consolidated shareholders’ equity for the Company as determined under US GAAP) plus (B) average Consolidated Debt as determined under US GAAP, each determined at the beginning of the subject year and the end of each month of the subject year and dividing by thirteen;

(v) “Consolidated Debt” is defined as the consolidated debt incurred by the Company under revolving credit agreements, capital lease obligations, current maturities of long-term debt and long-term debt;

(vi) “NMHG Retail-Europe Adjustments” is defined as adjustments to consolidated net income before extraordinary items and cumulative effect of accounting changes, Consolidated Interest Expense, consolidated shareholders’ equity and Consolidated Debt to exclude: the sum of (A) the results of the European Retail Division of NACCO Materials Handling Group, Inc. (“NMHG”) as determined under US GAAP plus (B) the corresponding consolidated eliminations related to the inclusion of the NMHG European Retail Division as determined under US GAAP, plus (C) the debt and related interest expense recorded by NMHG related to loans to NMHG’s European Retail Division; and

(vii) “Project Mining Subsidiaries Adjustment” is defined as adjustments to Consolidated Interest Expense and Consolidated Debt to exclude the debt and related interest expense recorded at the three project mine subsidiaries of The North American Coal Corporation (The Coteau Properties Company, The Falkirk Mining Company and The Sabine Mining Company).

(c)	ROTCE shall be determined at least annually by the Company.”

Section 2

     Section 5.1 of the Plan is hereby amended be deleting the phrase “Adjusted ROE” each time it appears therein and substituting the term “ROTCE” therefor.

     EXECUTED this 12th day of May, 2003.

NACCO INDUSTRIES, INC.

By:	/s/ Charles A. Bittenbender

Title:	Vice President, General Counsel and
Secretary